Exhibit 3.20

OPERATING AGREEMENT

OF

WICKLIFFE PAPER COMPANY LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

DATED AS OF NOVEMBER 14, 2006

OPERATING AGREEMENT

OF

WICKLIFFE PAPER COMPANY LLC

THIS OPERATING AGREEMENT (“Agreement”) of Wickliffe Paper Company LLC (“Company”), dated as of November 14, 2006, by and among NewPage Corporation, as the initial member of the Company, and any person subsequently admitted to the Company pursuant to this Agreement as set forth on Schedule I to this Agreement (collectively, “Members”).

WHEREAS, the Company was formed on November 14, 2006 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”); and

WHEREAS, the Company and the initial Member desire to enter into this Agreement in order to set forth the operating procedures of the Company.

NOW, THEREFORE, the agreement governing the Company is as follows:

1. Name. The name of the Company is “Wickliffe Paper Company LLC”.

2. Purpose. The Company is organized for the purpose of engaging in any and all activities permitted under applicable law, including without limitation engaging in the manufacture, sale, and distribution of paper products and engaging in any related business, including entering into any partnership, limited liability company, joint venture or other similar arrangement or owning interests in any entity engaged in any of the foregoing activities. The Company will have the power to engage in all actions, proceedings, activities, and transactions that the Management Board may deem necessary or advisable in connection with the foregoing purposes.

3. Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

4. Management Board.

4.1 Formation. The Company hereby establishes a management board for the Company (“Management Board”), which will manage the business and affairs of the Company and have all of the powers of a board of directors of a Delaware corporation. The Management Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company and the actions of the Company by and through the Management Board taken in accordance with those rights and powers will bind the Company. Except as authorized by the Management Board or as set forth in this Agreement, no Member may participate in the management and control of the Company nor may any Member act on behalf of the Company in connection with any matter in connection with the Company. The Management Board will initially consist of the following members: Douglas K. Cooper, Matthew L. Jesch, and Mark A. Suwyn. By signing this Agreement, the initial Member will be deemed to have voted for the election of each of the foregoing persons to serve as an initial Management Board member. The names and mailing addresses of the members of the Management Board will be set forth in the books and records of the Company. The number of members of the Management Board will be fixed as established by the Management Board from time to time and may no fewer than two members and no more than ten members.

4.2 Meetings. Meetings of the Management Board may be called by the Chairman of the Management Board or by any two members of the Management Board on at least two business days’ prior written notice to each member of the Management Board, which notice will contain the time and place of the meeting. A majority of the members of the Management Board will constitute a quorum for the transaction of business by the Management Board. All actions of the Management Board will require the affirmative vote of a majority of the members of the Management Board. Decisions made by the Management Board at any meeting, however convened, will be as valid as though held after due notice if, either before or after the meeting, each member of the Management Board signs a written waiver of notice or a consent to the holding of the meeting or written approval of the minutes of the meeting.

4.3 Telephone Meetings and Unanimous Written Consent. Meetings of the Management Board may be held by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participate in the conversation. Any action required or permitted to be taken by the Management Board may be taken without a meeting and without prior notice if all of the voting members of the Management Board consent in writing to that action. The consents will be filed with the minutes of the proceedings of the Management Board and will have the same force and effect as a unanimous vote of the Management Board.

4.4 Committees of the Board. The Management Board may designate an executive committee and other committees, each consisting of one or more members of the Management Board. Each committee (including its members) will serve at the pleasure of the Management Board and will keep minutes of its meetings and report the same to the Management Board. A majority of all the voting members of a committee will constitute a quorum for the transaction of business, and the vote of majority of all the voting members of a committee will be the act of the committee. In other respects each committee will conduct its business in the same manner as the Management Board conducts its business pursuant to this Section 4. Each committee will adopt whatever other rules of procedure it determines for the conduct of its activities.

4.5 Chairman. The Management Board may, if it so determines, elect from among its members a Chairman of the Board. The Chairman of the Board, if any, will preside at all meetings of the Management Board and of the Members at which the Chairman is present and will have and may exercise such powers as may, from time to time, be assigned to him or her by the Management Board or as may be provided by applicable law.

4.6 Limitation on Liability. Members of the Management Board will not, solely by reason of being a member of the Management Board, be personally liable for the expenses, liabilities, or obligations of the Company, whether arising in contract, tort, or otherwise.

4.7 Compensation and Reimbursement. Members of the Management Board will not receive compensation for their services performed on behalf of the Company or other benefits they provide to the Company, unless otherwise established by Management Board in its sole discretion. Members of the Management Board will be entitled to reimbursement for reasonable, documented out-of-pocket expenses incurred by them in connection with attendance at meetings of the Management Board or any committee conducting the business and affairs of the Company.

4.8 Authority, Duties, and Obligations. The members of the Management Board will devote as much of their time to the affairs of the Company as in the judgment of the members of the Management Board the business reasonably requires, and the members of the Management Board will not be obligated to do or perform any act or thing in connection with the Company not expressly set forth in this Agreement. Nothing in this Agreement will be deemed to preclude the members of the Management Board from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any securities for the account of any such other business, for its own accounts or for other clients.

4.9 Certifications. Any person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by any member of the Management Board or any of the officers as to any of the following:

(i)	the identity of the members of the Management Board or an officer or other agent of the Company;

(ii)	the existence or nonexistence of any fact or facts that constitutes a condition precedent to acts by the Management Board or the Members;

(iii)	the person or persons authorized to execute and deliver any instrument or document of the Company; or

(iv)	any act or failure to act by the Company or any other matter whatsoever involving the Company.

5. Officers.

5.1 Election. The officers of the Company will be elected by the Management Board and will include a President, a Secretary, and a Treasurer and may, at the discretion of the Management Board, also include a Chairman of the Board and one or more Vice Presidents and assistant officers. Except as otherwise provided in this Agreement, one person may hold the offices and perform the duties of any two or more offices. Each officer will hold office for the term for which he or she is elected or appointed and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

5.2 Delegation of Duties. The Management Board may delegate the duties and powers of any officer of the Company to any other officer or to any Management Board member for a specified period of time for any reason that the Management Board may deem sufficient.

5.3 Removal of Officers. An officer of the Company elected or appointed by the Management Board may be removed with or without cause by resolution adopted by a majority of the members then in office at any regular or special meeting of the Management Board or by a written consent signed by all of the members then in office.

5.4 Resignations. Any officer may resign at any time by giving written notice of resignation to the Management Board, to the President, or to the Secretary. Any resignation will take effect upon receipt of the notice or at any later time specified in the notice. Unless otherwise specified in the notice, acceptance of a resignation will not be necessary to make the resignation effective.

5.5 President. The President will, in the absence of the Chairman of the Board, preside at all meetings of the Members and of the Management Board at which he or she is present. The President will be the chief executive officer of the Company and will have general supervision over the business of the Company. The President will have all powers and duties usually incident to the office of the President except as specifically limited by a resolution of the Management Board. The President will have such other powers and perform such other duties as may be assigned to him or her from time to time by the Management Board.

5.6 Vice President. In the absence or disability of the President or if the office of President is vacant, the Vice Presidents in the order determined by the Management Board, or if no such determination has been made in the order of their seniority, will perform the duties and exercise the powers of the President, subject to the right of the Management Board at any time to extend or confine those powers and duties or to assign them to others. Any Vice President may have such additional designation in his or her title as the Management Board may determine. The Vice Presidents will generally assist the President in such manner as the President may direct. Each Vice President will have such other powers and perform such other duties as may be assigned to him or her from time to time by the Management Board or the President.

5.7 Secretary. The Secretary will act as secretary of all meetings of Members and of the Management Board at which he or she is present, will record the proceedings of all meetings in a book to be kept for that purpose, will exercise supervision over the giving and service of notices of the Company and will have supervision over the care and custody of the records and seal of the Company. The Secretary is empowered to affix the corporate seal to documents, the execution of which on behalf of the Company under its seal is duly authorized, and when so affixed may attest the same. The Secretary will have all powers and duties usually incident to the office of Secretary except as specifically limited by a resolution of the Management Board. The Secretary will have such other powers and perform such other duties as may be assigned to him or her from time to time by the Management Board or the President.

5.8 Treasurer. The Treasurer will have general supervision over the care and custody of the funds and over the receipts and disbursements of the Company and will cause the funds of the Company to be deposited in the name of the Company in such banks or other depositaries as the Board of Directors may designate. The Treasurer will have supervision over the care and safekeeping of the securities of the Company. The Treasurer will have all powers and duties usually incident to the office of Treasurer except as specifically limited by a resolution of the Management Board. The Treasurer will have such other powers and perform such other duties as may be assigned to him or her from time to time by the Management Board or the President.

6. Indemnification of Managers, Officers, Employees, and Agents.

6.1 Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a member of the Management Board or an officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as a member of the Management Board, an officer, an employee, or an agent or in any other capacity while serving as a member of the Management Board, an officer, an employee, or an agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by that indemnitee in connection with the foregoing.

6.2 The right to indemnification conferred in Section 6.1 will include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and this Section 6.2 will be contract rights and those rights will continue as to an indemnitee who has ceased to be a member of the Management Board, an officer, an employee, or an agent and will inure to the benefit of the indemnitee’s heirs, executors, and administrators.

6.3 The rights to indemnification and to the advancement of expenses conferred in this Section 6 will not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Management Board, or otherwise.

6.4 The Company may maintain insurance, at its expense, to protect itself and any member of the Management Board, officer, employee, or agent of the Company or another limited liability company, consultant, corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify that person against such expense, liability, or loss under the Delaware Act.

6.5 The Company may, to the extent authorized from time to time by the Management Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 6 with respect to the indemnification and advancement of expenses of the members of the Management Board and officers of the Company.

7. Dissolution. The Company will be dissolved and its affairs shall be wound up upon the earlier to occur of: (a) determination by the Management Board; and (b) determination by the Members.

8. Initial Capital Contributions; Percentage Interests. The initial Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company. The capital account (“Capital Account”) of each Member will be in an amount equal to that Member’s initial capital contribution, adjusted from time to time for additional contributions, withdrawals, allocations of appreciation and depreciation, and other appropriate items. The “Percentage Interests” of the Members in the Company are determined for each Member of the Company by dividing the amount of each Member’s Capital Account by the aggregate Capital Accounts of all Members. The sum of the Percentage Interests must equal 100 percent.

9. Additional Contributions. No Member will have any obligation to make additional capital contributions to the Company.

10. Certification of Membership Interests. The Company hereby irrevocably elects that all membership interests in the Company will be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and each other applicable jurisdiction. Each certificate evidencing membership interests in the Company will bear the following legend: “This certificate evidences an interest in Wickliffe Paper Company LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.” This provision may not be amended, and any purported amendment to this provision will be null and void.

11. Transfer Restrictions. Notwithstanding any other provision in this Agreement, no consent of the Members will be required to permit (i) a Member to pledge its membership interests as security for a loan to that Member or any affiliate of that Member, or (ii) a pledgee of a Member’s membership interests in the Company to transfer those membership interests in connection with the pledgee’s exercise of its rights and remedies with respect to those membership interests, or to permit the pledgee to be substituted for that Member under this Agreement in connection with the pledgee’s exercise of those rights and remedies.

12. Tax Matters. The Members intend that the Company not be treated as an association for Federal income tax purposes. The Company will maintain a Capital Account for each Member in accordance with Treasury Regulation Section 1.704-1(b). The Company’s taxable income and tax losses will be allocated pro rata based on Percentage Interests. The initial Member will act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

13. Distributions. Distributions will be made to the Members at the times and in the aggregate amounts determined by the Management Board. Notwithstanding the foregoing, distributions made in connection with a sale of all or substantially all the Company’s assets or a liquidation of the Company will be made in accordance with the Capital Account balances of the Members within the time period set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3).

14. Admission of Additional or Substitute Members. The Company may admit additional or substitute members at the Members’ discretion, the names of which will be inscribed on Schedule I to this Agreement from time to time.

15. Liability of the Members. The Members will not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.

16. Benefits of Agreement. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditor of the Company or of any Member.

17. Headings. The titles of Sections of this Agreement are for convenience of reference only and will not define or limit any of the provisions of this Agreement.

18. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

19. Amendments. This Agreement may be amended only by written instrument executed by the Members.

IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement as of the date and year first written above.

NEWPAGE CORPORATION

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President

SCHEDULE I

MEMBERS

Member Name	Percentage Interest
NewPage Corporation	100%

I-1